Exhibit (d)(44)

Amendment to Investment Advisory Agreement

This Amendment dated as of June 29, 2015 (this “Amendment”) is to the Investment Advisory Agreement dated as of September 13, 2011, as amended (the “Agreement”), by and between Financial Investors Trust (the “Trust”), a Delaware statutory trust, and Grandeur Peak Global Advisors, LLC (the “Adviser”), a Delaware limited liability company and investment adviser registered under the Investment Advisers Act of 1940.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Schedule A of the Agreement is replaced in its entirety with the new Schedule A attached hereto and incorporated by referenced herein.

2.
The Agreement, as amended hereby, shall continue in effect with respect to the Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Global Micro Cap Fund for a period of more than two years from the date of this Amendment only so long as continuance is specifically approved at least annually in conformance with the Investment Company Act of 1940, as amended.

3.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST,		GRANDEUR PEAK GLOBAL
on behalf of the Funds		ADVISORS, LLC

By:	/s/ Edmund J. Burke	By:	/s/ Eric Huefner
Name: Edmund J. Burke		Name: Eric Huefner
Title: President		Title: President

 DATED: June 29, 2015

SCHEDULE A

TO THE INVESTMENT ADVISORY AGREEMENT
BETWEEN
FINANCIAL INVESTORS TRUST
AND
GRANDEUR PEAK GLOBAL ADVISORS, LLC

Name of Fund	Annual Investment Adviser Fee*
Grandeur Peak Global Opportunities Fund	1.25%
Grandeur Peak International Opportunities Fund	1.25%
Grandeur Peak Global Reach Fund	1.10%
Grandeur Peak Emerging Markets Opportunities Fund	1.35%
Grandeur Peak Global Stalwarts Fund	0.80%
Grandeur Peak International Stalwarts Fund	0.80%
Grandeur Peak Global Micro Cap Fund	1.50%

*	All fees are computed daily based on average net assets of the Fund.

Grandeur Peak Global Advisors, LLC

By:	/s/ Eric Huefner

Name: Eric Huefner

Title:	President

Financial Investors Trust

By:	/s/ Edmund J. Burke

Name:	Edmund J. Burke

Title:	President